SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Schedule 14D-9
(Rule 14d-101)
Solicitation/Recommendation Statement
Under Section 14(d)(4) of theSecurities Exchange Act of 1934

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Sybron Chemicals Inc.
(Name of Subject Company)

Sybron Chemicals Inc.
(Name of Person(s) Filing Statement)

Common Stock, par value $.01 per share
(Title of Class of Securities)

870903 10 1
(CUSIP Number of Class of Securities)

Richard M. Klien
President and Chief Executive Officer
Birmingham Road
P.O. Box 66
Birmingham, New Jersey 08011
Telephone: (609) 893-1100

(Name, address and telephone number of person authorized to receive notice and communications on behalf of the person filing statement)

With a copy to:
David Gitlin, Esquire
Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street22nd Floor
Philadelphia, PA 19103-2097
Telephone: 215-977-2000
Facsimile: 215-977-2740

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.